Exhibit 99.1

FINAL: FOR RELEASE

RTW RETAILWINDS, INC. COMMENTS ON HOLIDAY PERFORMANCE AND

FOURTH QUARTER OUTLOOK

New York, New York — January 10, 2020 — RTW Retailwinds, Inc. [NYSE:RTW], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today commented on its holiday (the nine weeks ended January 4, 2020) performance and fourth quarter (the thirteen weeks ending February 1, 2020) fiscal year 2019 outlook ahead of its fireside chat at the 22nd Annual ICR Conference.

Gregory Scott, RTW Retailwinds CEO, commented: “Growth in our core digital brand, celebrity brands and another double-digit comp increase for our Fashion to Figure business driven by eCommerce were not enough to offset disappointing holiday sales resulting from significant declines in store traffic which led to increased promotional activity. These results emphasize the urgency to adapt to the challenges we face as a business.”

Mr. Scott continued: “In light of our performance and given the current environment, we are taking decisive action and accelerating our strategic transformation agenda. We are addressing these challenges with a sense of urgency, which will include investing in our customer first initiative, rationalizing our real estate portfolio, evaluating all aspects of our go-to-market strategy, and reconfiguring our business to support a profitable and more balanced direct to consumer operating model. We are in the process of finalizing the details of our strategic transformation and will provide further updates during our fourth quarter and fiscal year 2019 earnings release as we position RTW Retailwinds to deliver long-term profitable and sustainable growth. Our strong balance sheet with significant cash and no debt affords us the opportunity to support our transformation.”

Based upon holiday results, the Company now expects comparable store sales for the fourth quarter to be down 8% to 10%, as compared to the same period last year. The operating loss for the fourth quarter is now expected to reflect a loss in the low to mid $20 million range prior to the impact of non-cash impairment charges related to underperforming store assets which will be determined based upon the final closeout of the fiscal year. The Company continues to expect inventory to be down in the mid-single-digit percentage range as we enter the Spring season.

Cash per diluted share is expected to be approximately $1 per diluted share with approximately $60 million in cash on-hand and no outstanding debt including no borrowings under the Company’s asset-based credit facility which provides significant additional liquidity. The Company plans to report actual results for the fourth quarter and full fiscal year 2019 in March 2020.

ICR Conference

As previously announced, the Company will be participating in a fireside chat at the 22nd Annual ICR Conference in Orlando, Florida which will be held on Tuesday, January 14, 2020 at 10:00 a.m. Eastern Time, and will be webcast live at www.nyandcompany.com.

About RTW Retailwinds

RTW Retailwinds, Inc. (together with its subsidiaries, the "Company") is a specialty women's omni-channel retailer with a powerful multi-brand lifestyle platform providing curated fashion solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 412 retail and outlet locations in 35 states while also growing a substantial eCommerce business. The Company's portfolio includes branded merchandise from New York & Company, Fashion to Figure, and Happy x Nature, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. The Company's branded merchandise is sold exclusively at its retail locations and online at www.nyandcompany.com, www.fashiontofigure.com, www.happyxnature.com, and through its rental subscription businesses at www.nyandcompanycloset.com and www.fashiontofigurecloset.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company's website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

Investor: Allison Malkin

(203) 682-8200

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company's merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; (xvi) the impact of tariff increases or new tariffs; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.